MICHAEL F. DELUCA
CERTIFIED PUBLIC ACCOUNTANT

APRIL 11, 2000

TO WHOM IT MAY CONCERN:

THE FIRM OF MICHAEL F. DELUCA, CPA, CONSENTS TO THE INCLUSION OF MY REPORT OF MARCH 17, 2000, ON THE FINANCIAL STATEMENTS OF HOLLYWOOD ENTERTAINMENT NETWORK, INC. FROM THE INCEPTION DATE OF SEPTEMBER 24, 1998 THROUGH DECEMBER 31, 1999, IN ANY FILINGS WHICH AR NECESSARY NOW OR IN THE NEAR FUTURE TO BE FILED WITH THE US SECURITIES AND EXCHANGE COMMISSION.

VERY TRULY YOURS
/S/MICHAEL F. DELUCA